Exhibit 99.1

Under Armour, Inc. 1020 Hull Street Baltimore, MD 21230 CONTACTS Investors: Tom Shaw, CFA Under Armour, Inc. Tel: 410.468.2512 x6363 Media: Diane Pelkey Under Armour, Inc. Tel: 410.246.5927

FOR IMMEDIATE RELEASE

UNDER ARMOUR REPORTS FOURTH QUARTER NET REVENUES GROWTH OF 36%

AND DILUTED EPS GROWTH OF 47%; RAISES 2011 OUTLOOK

•	Fourth Quarter Net Revenues Increased 36% to $301.2 Million; Full Year Net Revenues Increased 24% to $1.064 Billion

•	Fourth Quarter Diluted EPS Increased 47% to $0.44 from $0.30 in the Prior Year’s Quarter; Includes $0.04 EPS Benefit from Taxes

•	Company Raises 2011 Net Revenues Guidance to $1.33 Billion to $1.35 Billion (+25% to +27%)

•	Company Expects 2011 Operating Income of $143 Million to $147 Million (+27% to +31%)

Baltimore, MD (January 27, 2011) – Under Armour, Inc. (NYSE: UA) today announced financial results for the fourth quarter ended December 31, 2010. Net revenues increased 36% in the fourth quarter of 2010 to $301.2 million compared with net revenues of $222.2 million in the fourth quarter of 2009. Net income increased to $22.9 million in the fourth quarter of 2010 compared with $15.2 million in the prior year’s period. Diluted earnings per share for the fourth quarter of 2010 were $0.44 on weighted average common shares outstanding of 52.0 million compared with $0.30 per share on weighted average common shares outstanding of 50.8 million in the fourth quarter of the prior year.

Fourth quarter apparel net revenues increased 32% to $254.0 million compared with $192.1 million in the same period of the prior year, driven by sustained momentum across each of the Men’s, Women’s, and Youth apparel businesses. Direct-to-Consumer net revenues, which represented 33% of total net revenues for the quarter, grew 56% year-over-year during the fourth quarter. Footwear net revenues in the fourth quarter of 2010 increased to $21.9 million from $8.7 million in the fourth quarter of 2009, primarily due to the introduction of basketball shoes and growth in baseball cleats.

Kevin Plank, Chairman and CEO of Under Armour, Inc., stated, “We completed a successful 2010, surpassing $1 billion in annual net revenues and generating EPS growth of 46%. Our results demonstrate the strength of our Brand and we will carry this momentum forward by broadening our consumer reach and delivering innovative product. Our multi-channel distribution platform, heightened by our Direct-to-Consumer strategy, continues to evolve and provides an effective vehicle both to reach new consumers and better service our current consumers. We are proud to be introducing the next chapter in Under Armour innovation as we introduce the world’s first Charged Cotton T-shirt this spring.”

Gross margin for the fourth quarter of 2010 was 51.7% compared with 51.2% in the prior year’s quarter primarily due to a higher percentage of revenue from our higher margin Direct-to-Consumer channel and lower footwear markdowns compared to the same period in 2009. Selling, general and administrative expenses as a percentage of net revenues were 40.0% in the fourth quarter of 2010 compared with 39.1% in the fourth quarter of 2009 as a result of continued expansion of the Factory House stores and higher performance bonus expense given strong results. Marketing expense for the fourth quarter of 2010 was 11.1% of net revenues compared with 11.3% in the prior year. For the fourth quarter, operating income grew 31% to $35.2 million compared with $26.9 million in the prior year’s period. EPS for the quarter benefited approximately $0.04 from a lower than expected effective income tax rate of 33.4%, primarily resulting from a research and development tax credit renewed in December 2010 and continuing tax planning strategies.

Review of Full Year Operating Results

For the full year 2010, net revenues increased 24% to $1.064 billion compared with $856.4 million in the prior year, ahead of the Company’s prior outlook of $1.030 billion to $1.035 billion. Diluted earnings per share for the full year increased 46% to $1.34 per share on weighted average common shares outstanding of 51.3 million compared with $0.92 per share on weighted average common shares outstanding of 50.7 million in the prior year, ahead of the Company’s prior guidance of $1.23 to $1.24.

Apparel net revenues increased 31% to $853.5 million compared with $651.8 million in the prior year, driven by strength across the Men’s, Women’s, and Youth apparel businesses. Direct-to-Consumer net revenues, which represented 23% of total net revenues for the year compared to 18% in 2009, grew 57% over the prior year. Footwear net revenues declined 7% to $127.2 million during 2010 compared to $136.2 million in 2009.

Gross margin for 2010 was 49.9% compared with 47.9% in 2009 primarily due to a higher percentage of revenue from our higher margin Direct-to-Consumer channel, lower sales returns and markdowns, and a more favorable year-over-year impact of inventory reserves. Selling, general and administrative expenses as a percentage of net revenues were 39.3% for 2010 compared with 37.9% for 2009, reflecting the continued expansion of the Factory House stores, increased investments in product innovation and supply chain, and higher corporate services costs. Marketing expense for 2010 was 12.0% of net revenues compared with 12.7% in the prior year. Operating income grew 31.8% to $112.4 million in 2010 compared with $85.3 million in the prior year.

Balance Sheet Highlights

Cash and cash equivalents increased 9% to $203.9 million at December 31, 2010 compared with $187.3 million at December 31, 2009. The Company had no borrowings outstanding under its $200 million revolving credit facility at December 31, 2010. Inventory at year-end increased 45% to $215.4 million compared with $148.5 million at December 31, 2009. Net accounts receivable increased 29% to $102.0 million at December 31, 2010 compared with $79.4 million at December 31, 2009.

Updated 2011 Outlook

Based on current visibility, the Company now expects 2011 net revenues in the range of $1.33 billion to $1.35 billion, representing growth of 25% to 27% over 2010 and ahead of prior guidance of growth at the higher end of its 20% to 25% long-term growth target. The Company expects operating income in the range of $143 million to $147 million, representing growth of 27% to 31% over 2010. The Company expects an effective tax rate of approximately 40.0% for the full year compared to an effective tax rate of 37.1% for 2010. Finally, the company anticipates fully diluted weighted average shares outstanding of approximately 52.3 million to 52.5 million for 2011.

Mr. Plank concluded, “We are proud of the results posted on the scoreboard in 2010. One billion dollars in revenue is a solid foundation and opportunities remain abundant both domestically and across the globe. We have assembled a winning leadership team and are making the right investments to enhance our near-term growth opportunities in wholesale apparel and Direct-to-Consumer, while continuing to build our long-term footwear and global platforms.”

Conference Call and Webcast

The Company will provide additional commentary regarding its fourth quarter and 2010 results as well as provide an update on its 2011 outlook during its earnings conference call today, January 27th, at 8:30 a.m. ET. The call will be webcast live at http://investor.underarmour.com/events.cfm and will be archived and available for replay approximately three hours after the live event. Additional supporting materials related to the call will also be available at http://investor.underarmour.com. The Company’s financial results are also available online at http://investor.underarmour.com/results.cfm.

About Under Armour, Inc.

Under Armour® (NYSE: UA) is a leading developer, marketer, and distributor of branded performance apparel, footwear, and accessories. The brand’s moisture-wicking fabrications are engineered in many different designs and styles for wear in nearly every climate to provide a performance alternative to traditional products. The Company’s products are sold worldwide and worn by athletes at all levels, from youth to professional, on playing fields around the globe. The Under Armour global headquarters is in Baltimore, Maryland, with European headquarters in Amsterdam’s Olympic Stadium, and additional offices in Denver, Hong Kong, Toronto, and Guangzhou, China. For further information, please visit the Company’s website at www.underarmour.com.

Forward Looking Statements

Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,” “potential” or the negative of these terms or other comparable terminology. The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect consumer spending and the financial health of our retail customers; our ability to forecast and manage our growth effectively; our ability to effectively develop and launch new or updated products; our ability to accurately forecast consumer demand for our products; our ability to obtain the financing required to grow our business, particularly when credit and capital markets are unstable; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; changes in consumer preferences or the reduction in demand for performance apparel and other products; reduced demand for sporting goods and apparel generally; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to effectively market and maintain a positive brand image; the availability, integration and effective operation of management information systems and other technology; and our ability to attract and maintain the services of our senior management and key employees. The forward-looking statements contained in this press release reflect our views and assumptions only as of the date of this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

(Tables Follow)

Under Armour, Inc.

For the Quarter and Year Ended December 31, 2010 and 2009

(Unaudited; in thousands, except per share amounts)

CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended December 31,				Year Ended December 31,
	2010	% of Net Revenues	2009	% of Net Revenues	2010	% of Net Revenues	2009	% of Net Revenues

Net revenues	$301,166	100.0%	$222,217	100.0%	$1,063,927	100.0%	$856,411	100.0%
Cost of goods sold	145,588	48.3%	108,365	48.8%	533,420	50.1%	446,286	52.1%

Gross profit	155,578	51.7%	113,852	51.2%	530,507	49.9%	410,125	47.9%

Selling, general and administrative expenses	120,388	40.0%	86,919	39.1%	418,152	39.3%	324,852	37.9%

Income from operations	35,190	11.7%	26,933	12.1%	112,355	10.6%	85,273	10.0%
Interest expense, net	(590)	(0.2%)	(435)	(0.2%)	(2,258)	(0.3%)	(2,344)	(0.3%)
Other expense, net	(142)	(0.1%)	(258)	(0.1%)	(1,178)	(0.1%)	(511)	(0.1%)

Income before income taxes	34,458	11.4%	26,240	11.8%	108,919	10.2%	82,418	9.6%
Provision for income taxes	11,510	3.8%	11,038	5.0%	40,442	3.8%	35,633	4.1%

Net income	$22,948	7.6%	$15,202	6.8%	$68,477	6.4%	$46,785	5.5%

Net income available per common share
Basic	$0.45		$0.30		$1.35		$0.94
Diluted	$0.44		$0.30		$1.34		$0.92

Weighted average common shares outstanding
Basic	51,080		50,199		50,798		49,848
Diluted	51,986		50,846		51,282		50,650

NET REVENUES BY PRODUCT CATEGORY

	Quarter Ended December 31,			Year Ended December 31,
	2010	2009	% Change	2010	2009	% Change

Apparel	$253,986	$192,073	32.2%	$853,493	$651,779	30.9%
Footwear	21,939	8,749	150.8%	127,175	136,224	(6.6%)
Accessories	14,752	11,529	28.0%	43,882	35,077	25.1%

Total net sales	290,677	212,351	36.9%	1,024,550	823,080	24.5%
Licensing revenues	10,489	9,866	6.3%	39,377	33,331	18.1%

Total net revenues	$301,166	$222,217	35.5%	$1,063,927	$856,411	24.2%

Under Armour, Inc.

As of December 31, 2010 and 2009

(Unaudited; in thousands)

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2010	2009
Assets
Cash and cash equivalents	$203,870	$187,297
Accounts receivable, net	102,034	79,356
Inventories, net	215,355	148,488
Prepaid expenses and other current assets	19,326	19,989
Deferred income taxes	15,265	12,870

Total current assets	555,850	448,000

Property and equipment, net	76,127	72,926
Intangible assets, net	3,914	5,681
Deferred income taxes	21,275	13,908
Other long term assets	18,212	5,073

Total assets	$675,378	$545,588

Liabilities and stockholders’ equity
Accounts payable	$84,679	$68,710
Accrued expenses	55,138	40,885
Current maturities of long term debt	6,865	9,178
Current maturities of capital lease obligations	—	97
Other current liabilities	2,465	1,292

Total current liabilities	149,147	120,162

Long term debt, net of current maturities	9,077	10,948
Other long term liabilities	20,188	14,481

Total liabilities	178,412	145,591

Total stockholders’ equity	496,966	399,997

Total liabilities and stockholders’ equity	$675,378	$545,588

Under Armour, Inc.

For the Year Ended December 31, 2010 and 2009

(Unaudited; in thousands)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2010	2009
Cash flows from operating activities
Net income	$68,477	$46,785
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization	31,321	28,249
Unrealized foreign currency exchange rate (gains) losses	1,280	(5,222)
Stock-based compensation	16,227	12,910
Loss on disposal of property and equipment	44	37
Deferred income taxes	(10,337)	(5,212)
Changes in reserves and allowances	2,322	1,623
Changes in operating assets and liabilities
Accounts receivable	(32,320)	3,792
Inventories	(65,239)	32,998
Prepaid expenses and other assets	(4,099)	1,870
Accounts payable	16,158	(4,386)
Accrued expenses and other liabilities	21,330	11,656
Income taxes payable and receivable	4,950	(6,059)

Net cash provided by operating activities	50,114	119,041

Cash flows from investing activities
Purchase of property and equipment	(30,182)	(19,845)
Deposit for purchase of long term investment	(11,125)	—
Purchase of trust-owned life insurance policies	(478)	(35)

Net cash used in investing activities	(41,785)	(19,880)

Cash flows from financing activities
Payments on revolving credit facility	—	(25,000)
Proceeds from long term debt	5,262	7,649
Payments on long term debt	(9,446)	(7,656)
Payments on capital lease obligations	(97)	(361)
Excess tax benefits from stock-based compensation arrangements	4,189	5,127
Payments of deferred financing costs	—	(1,354)
Proceeds from exercise of stock options and other stock issuances	7,335	5,128

Net cash provided by (used in) financing activities	7,243	(16,467)

Effect of exchange rate changes on cash and cash equivalents	1,001	2,561

Net increase in cash and cash equivalents	16,573	85,255

Cash and cash equivalents
Beginning of year	187,297	102,042

End of year	$203,870	$187,297